                                    Exhibit 99.1

SUPERIOR INDUSTRIES POSTS
STRONG OPERATING RESULTS
FOR 2010 FIRST QUARTER

-- Company Achieves Net Income of $8.9 Million, or $0.33 per Share --

VAN NUYS, CALIFORNIA -- May 7, 2010 -- Superior Industries International, Inc. (NYSE:SUP) today announced net income of $8.9 million, or $0.33 per share, for the first quarter of 2010, compared with a net loss of $56.5 million, or $2.12 per share, for the first quarter of 2009.

Unit shipments increased 68.6% in the first quarter of 2010, over the depressed volume in the same period a year ago.  Gross profit improved by $27.1 million to $12.6 million in the first quarter of 2010 from a loss of $14.5 million in the first quarter of 2009.  Gross profit (loss) included certain severance and other non-impairment costs associated with plant closures and other workforce reductions of $2.0 million in 2010 and $7.1 million in 2009.

Net sales for the first quarter of 2010 increased 84.2%, as unit shipments to all customers increased significantly compared with the first quarter of 2009.  Unit shipments to Ford and international customers increased 71.3% and 132.6%, respectively, compared with the first quarter of 2009.  General Motors and Chrysler continued to increase production levels in the first quarter, as Superior’s unit shipments to these two major customers increased by 47.8% and 54.8%, respectively, compared with the same quarter of 2009.

“Results for the first quarter as compared with the same period in 2009 showed extraordinary improvement.  This, of course, reflected last year’s depressed state of the industry, the continued subsequent stabilization of automotive production in North America and anticipated operating efficiencies achieved from the restructuring actions we have taken over the past two years,” said Steven J. Borick, Chairman, Chief Executive Officer and President.

“While the year-over-year comparative results are encouraging, we continue to be diligent about controlling costs throughout the company.  I am proud of the efforts of all of our employees, who enabled us to achieve a solid operating profit in the quarter,” Borick added.

First Quarter Results
Consolidated net sales for the 2010 first quarter increased 84.2% to $150.2 million from $81.5 million for the same period of 2009.  Unit wheel shipments increased 68.6% for the 2010 period, which equated to $54.4 million of the net sales increase.  Average selling prices increased approximately 10.5%, compared with the prior year, due equally to an increase in the pass-through pricing of aluminum and to an increase in the mix of units sold.

Gross profit increased to $12.6 million, or 8.4% of net sales, for the first quarter of 2010, compared with a gross loss of $14.5 million, or 17.8% of net sales, for the first quarter of 2009.  Severance and other non-impairment costs associated with plant closures and other workforce reductions totaled approximately $2.0 million in the first quarter of 2010 and $7.1 million in the same quarter last year.  The improvement in gross profit reflected steps taken to manage costs and rationalize production capacity compared with the same period a year ago.

SG&A expenses increased $1.4 million to $6.2 million, or to 4.1% of net sales, for the 2010 first quarter, from $4.8 million, or 5.9% of net sales, a year ago.  The prior year included a reduction in the provision for bad debts of $0.9 million.

Income before income taxes and equity earnings was $6.1 million for the first quarter of 2010, which included certain plant closure and related expenses of $2.0 million that were included in cost of sales.  The loss before income taxes and equity earnings of $29.1 million for the first quarter of 2009 included impairment charges of $8.9 million, and other plant closure related costs of $7.1 million included in cost of sales and $220,000 included in SG&A expenses.

The income tax benefit for the first quarter of 2010 was $4.2 million, compared with a tax provision of $26.5 million for the first quarter of 2009.  Due to the completion of a tax examination during the current period, the income tax benefit included the reversal of a portion of the liability for unrecognized tax benefits, the net impact of which was a benefit of $10.3 million.  This reduction of income tax expense was partially offset by the net provision for income taxes on U.S. and foreign income and other current period tax adjustments.  The 2009 first quarter tax provision included a valuation allowance against beginning U.S. deferred tax assets totaling $25.3 million.  This charge against 2009 income tax expense was necessary because of the continued deterioration of the overall economy and the volatility of the automotive industry in the first quarter of 2009, which created significant uncertainty as to the realization of U.S. net deferred tax assets.

The equity in the loss from Superior’s joint venture aluminum wheel manufacturing facility in Hungary amounted to $1.4 million in the first quarter of 2010, compared with a loss of $0.9 million in the same period a year ago.  Income from operations in the first quarter of 2010 was flat with that of the first quarter a year ago.  The increase in the equity loss for the current quarter was due principally to lower interest income and lower income tax benefits compared with a year ago.

At March 31, 2010, working capital was $257.6 million, including cash, cash equivalents and short-term investments of $137.3 million.  At March 31, 2009, working capital was $240.0 million, including cash and cash equivalents of $162.9 million.  Superior has no bank or other interest bearing debt.

Conference Call
Superior will host a conference call beginning at 10 a.m. PDT (1 p.m. EDT) on May 7, 2010 that will be broadcast on the company's website, www.supind.com.  Interested parties are invited to listen to the webcast.  In addition, a PowerPoint presentation will be posted on the company’s website and will be referred to during the conference call.  The webcast replay will be available at the same Internet address approximately one hour after the conclusion of the conference call and will be archived for approximately one year.

During the conference call, the company’s management plans to review operating results and discuss other financial and operating matters.  In addition, management may disclose material information in response to questions posed by participants during the call.

About Superior Industries
Superior supplies aluminum wheels to Ford, General Motors, Chrysler, Audi, BMW, Jaguar, Land Rover, Mercedes Benz, Mitsubishi, Nissan, Seat, Skoda, Subaru, Suzuki, Toyota, Volkswagen and Volvo.  For more information, visit www.supind.com.

Forward-Looking Statements
This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, which include references to anticipated levels of demand for the Company’s products, are based on current expectations, estimates and projections about the company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors and risks discussed from time to time in the company's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general automotive industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

(Financial Tables Below)

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Consolidated Statements of Operations (Unaudited)
(Dollars in Thousands, Except Per Share Amounts)

	Three Months Ended
	March 31
	2010	2009
Net Sales	$150,196	$81,548

Cost of Sales	137,568	96,061
Gross Profit (Loss)	12,628	(14,513)

Selling and Administrative Expenses	6,226	4,775
Impairment of Long-Lived Assets	-	8,910
Income (Loss) From Operations	6,402	(28,198)

Interest Income, net	400	400
Other Expense, net	(718)	(1,301)

Income (Loss) Before Income Taxes
and Equity Earnings	6,084	(29,099)

Income Tax Benefit (Provision)	4,173	(26,460)
Equity in Earnings (Losses) of Joint Venture	(1,358)	(942)

Net Income (Loss)	$8,899	$(56,501)

Earnings (Loss) Per Share:
Basic	$0.33	$(2.12)
Diluted	$0.33	$(2.12)

Weighted Average and Equivalent Shares
Outstanding for Earnings (Loss) Per Share:
Basic	26,668,000	26,668,000
Diluted	26,713,000	26,668,000

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Consolidated Balance Sheets (Unaudited)
(Dollars in Thousands)

	As of March 31
	2010	2009
Current Assets	$330,741	$ 301,537
Property, Plant and Equipment, net	180,173	195,247
Investments and Other Assets	37,283	65,740
	$548,197	$ 562,524

Current Liabilities	$73,134	$ 61,490
Long-Term Liabilities	93,654	94,926
Shareholders' Equity	381,409	406,108
	$548,197	$ 562,524